                              AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amended and Restated Investment Management Agreement ("Agreement") is made by and between HL Investment Advisors, LLC, a Connecticut corporation ("HL Advisors") and Hartford Series Fund, Inc., a Maryland corporation (the "Company") whereby HL Advisors will act as investment manager to each series of the Company as listed on Attachment A (each a "Portfolio" and together the "Portfolios") and any future series as agreed to between HL Advisors and the Company.

     WHEREAS, the Company and HL Advisors wish to enter into an agreement setting forth the services to be performed by HL Advisors for each Portfolio of the Company as listed on Attachment A and the terms and conditions under which such services will be performed.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

     1.   GENERAL PROVISION.

          The Company hereby employs HL Advisors and HL Advisors hereby undertakes to act as the investment manager of the Company and to each Portfolio and to perform for the Company such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. HL Advisors shall, in all matters, give to the Company and its Board of Directors the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Company to conform to (i) the provisions of the Investment Company Act of 1940 (the "Investment Company Act") and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (iv) policies and determinations of the Board of Directors of the Company; (v) the fundamental policies and investment restrictions of the Company and Portfolios as reflected in the Company's registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Company's shareholders, and (vi) the Prospectus and Statement of Additional Information of the Company in effect from time to time. The appropriate officers and employees of HL Advisors shall be available upon reasonable notice for consultation with any of the Directors and officers of the Company with respect to any matters dealing with the business and affairs of the Company including the valuation of any of each Portfolios' securities which are either not registered for public sale or not being traded on any securities market.

     2.   INVESTMENT MANAGEMENT SERVICES

          (a) HL Advisors shall, subject to the direction and control by the Company's Board of Directors, (i) regularly provide investment advice and recommendations to each Portfolio with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of each Portfolio and the composition of its portfolio securities and determine what securities shall be purchased or sold by each Portfolio; and (iii) arrange, subject to the provisions of paragraph 4 hereof, for the purchase of securities and other investments for each Portfolio and the sale of securities and other investments held in each Portfolio.

          (b) HL Advisors shall provide such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as HL Advisors shall deem appropriate or as shall be requested by the Company's Board of Directors.

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     3.   SUB-ADVISERS AND SUB-CONTRACTORS.

          HL Advisors, upon approval of the Board of Directors and shareholders where appropriate, may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, to act as sub-advisers to provide, with respect to existing and future Portfolios of the Company, some or all of the services set forth in this Agreement.

     4.   BROKERAGE TRANSACTIONS.

          When placing orders for the purchase or sale of a Portfolio's securities, HL Advisors or any subadviser approved in accordance with
          Section 3 of this Agreement, shall use its best efforts to obtain the best net security price available for a Portfolio. Subject to and in accordance with any directions which the Board of Directors may issue from time to time, HL Advisors or the subadviser, if applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if HL Advisors or the subadviser, if applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or HL Advisors' or the subadviser's overall responsibilities with respect to a Portfolio and other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. HL Advisors or the subadviser will promptly communicate to the Board of Directors such information relating to portfolio transactions as the Board may reasonably request.

     5.   EXPENSES.

          Expenses to be paid by the Company, include, but are not limited to
          (i) interest and taxes; (ii) brokerage commissions; (iii) premium for fidelity and other insurance coverage requisite to the Company's operations; (iv) the fees and expenses of its non-interested directors; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Company for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Company; (x) all other expenses incidental to holding meetings of the Company's shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting the Company and any obligation which the Company may have to indemnify its officers and Directors with respect thereto. Any officer or employee of HL Advisors or of any entity controlling, controlled by or under common control with HL Advisors, who may also serve as officers, directors or employees of the Company shall not receive any compensation from the Company for their services.

     6.   COMPENSATION OF HL ADVISORS.

          As compensation for the services rendered by HL Advisors, each Portfolio shall pay to HL Advisors as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as shown on Attachment B attached hereto.

          HL Advisors, or an affiliate of HL Advisors, may agree to subsidize any of the Portfolios to any level that HL Advisors, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time.

          If it is necessary to calculate the fee for a period of time which is less than a month, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio's daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

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     7.   LIABILITY OF HL ADVISORS.

          HL Advisors shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of the Company, as long as HL Advisors shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect HL Advisors against any liability to the Company or its shareholders by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     8.   DURATION OF AGREEMENT.

          (a) This Amended and Restated Investment Management Agreement shall be effective on August 28, 2002. This Agreement, unless sooner terminated in accordance with 8(b) below, shall continue in effect from year to year provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

          (b) This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the Portfolio's outstanding voting securities, on sixty days' prior written notice to HL Advisors; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by HL Advisors on sixty days' prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

          (c) As used in this Agreement, the terms "assignment", "interested person" and "vote of majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the 1940 Act, as amended.

          (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party's current address.

     10.  ADDITIONAL SERIES.

          The amendment of this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

     11.  INVALID PROVISIONS.

          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     12.  GOVERNING LAW.

          To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut which apply to contracts made and to be performed in the State of Connecticut.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of August 28, 2002.

                                          HL INVESTMENT ADVISORS, LLC

                                          By: /s/ David M. Znamierowski
                                              ----------------------------------
                                                   David M. Znamierowski
                                                   Senior Vice President


                                          HARTFORD SERIES FUND, INC.

                                          By: /s/ David M. Znamierowski
                                              ----------------------------------
                                                   David M. Znamierowski
                                                   President

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                                  ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

          Hartford Focus HLS Fund
          Hartford Global Communications HLS Fund
          Hartford Global Financial Services HLS Fund
          Hartford Global Health HLS Fund
          Hartford Global Leaders HLS Fund
          Hartford Global Technology HLS Fund
          Hartford Growth and Income HLS Fund
          Hartford Growth HLS Fund
          Hartford High Yield HLS Fund
          Hartford International Capital Appreciation HLS Fund
          Hartford International Small Company HLS Fund
          Hartford MidCap Value HLS Fund
          Hartford Value HLS Fund

Dated: August 28, 2002

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                                  ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Portfolio:

GLOBAL LEADERS HLS FUND, GROWTH AND INCOME HLS FUND, HIGH YIELD HLS FUND,

           NET ASSET VALUE                       ANNUAL RATE
           First $250,000,000                      0.575%
           Next $250,000,000                       0.525%
           Next $500,000,000                       0.475%
           Amount Over $1 Billion                  0.425%

VALUE HLS FUND, GROWTH HLS FUND AND MIDCAP VALUE HLS FUND

           NET ASSET VALUE                       ANNUAL RATE
           First $250,000,000                      0.625%
           Next $250,000,000                       0.575%
           Next $500,000,000                       0.525%
           Amount Over $1 Billion                  0.475%

GLOBAL COMMUNICATIONS HLS FUND, GLOBAL FINANCIAL SERVICES HLS FUND, GLOBAL HEALTH HLS FUND, GLOBAL TECHNOLOGY HLS FUND, INTERNATIONAL CAPITAL APPRECIATION HLS FUND, INTERNATIONAL SMALL COMPANY HLS FUND AND FOCUS HLS FUND

           NET ASSET VALUE                       ANNUAL RATE
           First $250,000,000                      0.650%
           Next $250,000,000                       0.600%
           Amount Over $500,000,000                0.550%

Dated: August 28, 2002